Exhibit 99.1

March 05, 2004 09:00 AM US Eastern Timezone

ELITE COMPLETES REGISTRATION BATCHES FOR ALLERGY PRODUCT

NORTHVALE, N.J.--(BUSINESS WIRE)--March 5, 2004--Elite Pharmaceuticals, Inc. (Amex: ELI) ("Elite") announced today completion of the manufacture of validation batches for a once-a-day product which treats allergies and the symptoms of allergies. The product was developed for an undisclosed U.S. pharmaceutical company, a partner which plans to launch marketing during the second quarter of this year. The product is in a therapeutic category that currently has a US market of approximately $3 billion. Elite will manufacture and generate revenue from royalties for the product.

Elite is also developing a second once-a-day allergy product with the partner with the expectation to launch marketing by the end of this year.

"We are pleased to be at this milestone and look forward to the successful commercialization of these products which utilize Elite's technology," said Mr. Bernard Berk, Elite's Chief Executive Officer and President.

Elite Pharmaceuticals is a specialty pharmaceutical company principally engaged in the development of oral, controlled release products. Elite develops controlled release products internally and licenses these products using its proprietary technology. The Company's strategy includes developing controlled release versions of generic drugs with high barriers to entry and assisting in the life cycle management of products to improve off patent drugs. Elite's technology is applicable to develop delayed, sustained or targeted release pellets, capsules, tablets, granules and powders. Elite has a pipeline of six products under development in the therapeutic areas that include cardiovascular, pain, allergy and infection. Elite also has a GMP and DEA registered facility for manufacturing in Northvale, NJ.

This release contains forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company's control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in the Company's filings with the Securities and Exchange Commission such as 10K, 10Q and 8K reports.

Contacts:

Elite Pharmaceuticals, Inc.
Dianne Will, 518-398-6222
dwill@willstar.net